Re: Questions 72DD1, 72DD2,

 The following funds offer Investor Class, Service
 Class and Class A shares.

	Access One Flex High Yield Fund (Series 1)
	Access One Flex Bear High Yield Fund (Series 5)

 Within the N-SAR, the total income dividends
 (72DD1 and 72DD2) presented have been combined as follows:

	 72DD1  Investor Class shares
	 72DD2  Service Class and Class A shares

 The following is a class breakout of the total income distributions (000's), at October 31, 2011:

	     		Total Income
	     		Distributions (000's)
Investor Class
Flex High Yield	 	  10,393
Flex Bear High Yield	     -

Service Class
Flex High Yield	 	     321
Flex Bear High Yield	     -

Class A
Flex High Yield	 	       5
Flex Bear High Yield	     -